Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2024 (February 27, 2025 as to the modified presentation of operating and finance leases discussed in Note 2 and as to Note 17), relating to the consolidated financial statements of PENN Entertainment, Inc. and subsidiaries appearing in the Annual Form 10-K of PENN Entertainment, Inc. for the year ended December 31, 2024 and incorporated by reference from Registration Statement No. 333-265637 and Registration Statement No. 333-272723 on Form S-8 of PENN Entertainment, Inc.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 7, 2025